Exhibit 8.1

WILMER CUTLER PICKERING

    HALE AND DORR LLP

October 27, 2004

60 STATE STREET

BOSTON, MA 02109

+1 617 526 6000

+1 617 526 6000 fax

wilmerhale.com

Lifeline Systems, Inc.

Lifeline Holdings, Inc.

111 Lawrence Street

Framingham, MA 01702

Re:	Agreement and Plan of Share Exchange, dated as of October 25, 2004, by and among Lifeline Systems, Inc. and Lifeline Holdings, Inc.

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement, as such may be amended from time to time (the “Registration Statement”), on Form S-4, which includes the proxy statement/prospectus relating to the Agreement and Plan of Share Exchange, dated as of October 25, 2004 (the “Agreement”), by and among Lifeline Systems, Inc., a Massachusetts corporation (“Lifeline”), and Lifeline Holdings, Inc., a Massachusetts corporation (“Holdings”). Pursuant to the Agreement, all of the shareholders of Lifeline will exchange their shares (the “Share Exchange”) of Lifeline common stock for shares of Holdings common stock, and Holdings will receive all of the shares of Lifeline common stock, thereby becoming the holding company of Lifeline. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement or in the letters delivered to us by Lifeline and Holdings containing certain factual representations of Lifeline and Holdings relevant to this opinion (the “Representation Letters”). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

In our capacity as counsel to Lifeline and Holdings in the Share Exchange, and for purposes of rendering this opinion, we have examined and relied upon the Agreement, the Registration Statement, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents and that the Share Exchange will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are, and at

BALTIMORE        BERLIN        BOSTON        BRUSSELS        LONDON         MUNICH

NEW YORK        NORTHERN VIRGINIA        OXFORD        PRINCETON        WALTHAM        WASHINGTON

October 27, 2004

the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein “to the knowledge and belief” (or similar qualification) of any person or party will be correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations.

The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Share Exchange under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the Effective Time or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments (including changes that have retroactive effect) after the Effective Time in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

This opinion addresses only the specific United States federal income tax consequences of the Share Exchange set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Share Exchange or any other transaction (including any transaction undertaken in connection with the Share Exchange). We express no opinion regarding the tax consequences of the Share Exchange to shareholders of Lifeline that are subject to special tax rules (such as non-United States persons, financial institutions, tax-exempt organizations, mutual funds, insurance companies, brokers and dealers in securities or currencies, shareholders under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code, shareholders who acquired their shares pursuant to the exercise of employee stock options, employee stock purchase plans or otherwise as compensation, shareholders who are subject to the alternative minimum tax provisions of the Code, and shareholders who hold their shares as part of an integrated investment, including a “straddle,” comprised of shares of Lifeline stock and one or more other positions). Further, we express no opinion regarding the tax consequences of the Share Exchange arising in connection with the ownership, exchange, or exercise of options or warrants to acquire Lifeline stock. This opinion assumes that shareholders hold their shares of Lifeline stock as capital assets within the meaning of Section 1221 of the Code.

Any inaccuracy in, or breach of, any of the representations or assumptions or any change in applicable law after the date hereof could affect our opinion.

October 27, 2004

On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that:

1. The exchange effectuated through the Share Exchange will be treated as an exchange within the meaning of Section 351 of the Code;

2. No gain or loss will be recognized by Holdings or Lifeline as a result of the Share Exchange;

3. No gain or loss will be recognized by a Lifeline shareholder who exchanges shares of common stock of Lifeline (“Lifeline Shares”) solely for shares of common stock of Holdings (“Holdings Shares”) pursuant to the Share Exchange;

4. The aggregate tax basis of the Holdings Shares received by a Lifeline shareholder as a result of the Share Exchange will be the same as the shareholder’s aggregate tax basis in the Lifeline Shares exchanged pursuant to the Share Exchange; and

5. The holding period of Holdings Shares received by a Lifeline shareholder as a result of the Share Exchange will include the period during which such shareholder held the Lifeline Shares exchanged therefor pursuant to the Share Exchange.

No opinion is expressed as to any federal income tax consequence of the Share Exchange except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

This opinion is being delivered to you solely as an exhibit to the Registration Statement. This opinion is intended solely for the benefit of you and your shareholders and it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Share Exchange. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Best regards,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By: /s/ Richard W. Giuliani

Richard W. Giuliani, Partner